Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Cooper Companies, Inc:

We consent to the use of our reports dated December 22, 2006, with respect to the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of income, cash flows and comprehensive income for each of the years in the three-year period ended October 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2006, and the effectiveness of internal control over financial reporting as of October 31, 2006 incorporated herein by reference.

As discussed in Note 1 to the consolidated financial statements, effective November 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share Based Payments, applying the modified-prospective method.

/s/ KPMG LLP

San Francisco, California

May 25, 2007